As filed with the Securities and Exchange Commission on November 30, 2007.

Registration No. 333-116138

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

M&I LLC

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	20-8995389 (I.R.S. Employer Identification No.)

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Copies to:

Randall J. Erickson

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

(414) 765-7801

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Christopher B. Noyes Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202 (414) 273-3500

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) deregisters $1,300,000,000 in aggregate amount of debt securities (the “Securities”) of M&I LLC (the “Company”), which was known as Marshall & Ilsley Corporation prior to the effectiveness of the transactions contemplated by that certain Investment Agreement, dated as of April 3, 2007, among the Company, Metavante Corporation (“Metavante”), Metavante Holding Company (“New Metavante”), Montana Merger Sub Inc. (“Merger Sub”) and WPM, L.P. (the “Investment Agreement”).  The Securities were registered by the Company pursuant to the Company’s shelf Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on June 3, 2004 and declared effective on June 25, 2004, as amended (File No. 333-116138).

Pursuant to the Investment Agreement, Merger Sub, a wholly owned subsidiary of New Metavante, merged with and into the Company, with the Company continuing as the surviving corporation and as a direct, wholly owned subsidiary of New Metavante (the “Holding Company Merger”).  On November 1, 2007, in connection with the Holding Company Merger and the other transactions provided for in the Investment Agreement and related transaction documents, every three issued and outstanding shares of the Company’s common stock were converted into one share of New Metavante common stock.  Following the Holding Company Merger, the Company converted from a Wisconsin corporation to a Wisconsin limited liability company named “M&I LLC” and continued as the same legal entity.  The Company, as a limited liability company and a direct, wholly owned subsidiary of New Metavante, distributed the outstanding shares of Metavante capital stock to New Metavante, causing Metavante to be a direct, wholly owned subsidiary of New Metavante.  Subsequently, New Metavante contributed the membership interests of the Company to New M&I Corporation (“New Marshall & Ilsley”), which at the time was a direct, wholly owned subsidiary of New Metavante, and distributed three shares of New Marshall & Ilsley common stock to each holder of New Metavante common stock.  New Marshall & Ilsley was subsequently renamed Marshall & Ilsley Corporation.  As a result, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration the Securities remaining unsold as of the effective time of the Holding Company Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 29, 2007.

M&I LLC

By:

/s/ Randall J. Erickson

Randall J. Erickson

Vice President and Secretary